EXHIBIT 1



      INTRODUCTION OF EXECUTIVE VOLUNTARY RETIREMENT SCHEME - 2005 IN MTNL


                                               NO.MTNL/SECTT//SE/05
                                                            20.05.2005


The Secretary,
Delhi/Mumbai/Calcutta/Madras &
National Stock Exchanges/ NYSE


   Sub: Introduction of Executive Voluntary Retirement Scheme - 2005 in MTNL.

Dear Sir,

     We write to inform you that pursuant to the Board decision, Executive Voluntary Retirement Scheme -2005 will be introduced in MTNL for its Executives (both absorbed and directly recruited) w.e.f 1.6.2005.

     Thanking you,

                                                    Yours faithfully,



                                                       (S.C. Ahuja)
                                                    Company Secretary